Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Papa John’s International, Inc. 401(k) Plan, as amended, of our reports dated February 23, 2010, with respect to the consolidated financial statements and schedule of Papa John’s International, Inc. and Subsidiaries and the effectiveness of internal control over financial reporting of Papa John’s International, Inc. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 27, 2009, filed with Securities and Exchange Commission.

/s/ Ernst & Young LLP

Louisville, Kentucky
August 3, 2010